THE EQUITABLE COMPANIES INCORPORATED        EXHIBIT 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                             1993         1994         1995         1996         1997
                                                        --------------------------------------------------------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE FEDERAL
 INCOME TAXES, MINORITY INTEREST AND CUMULATIVE
 EFFECT OF ACCOUNTING CHANGE                                376.3        546.6        645.2        515.8      1,103.0

EXCESS OF EQUITY IN INCOME OF UNCONSOLIDATED
 INVESTEES OVER DISTRIBUTED INCOME                           57.4         92.4         44.4         15.7          2.0

EQUITY IN LOSSES OF UNCONSOLIDATED INVESTEES                 29.8         45.7         16.7         16.6         24.8
                                                        --------------------------------------------------------------

       EARNINGS BEFORE FIXED CHARGES                        463.5        684.7        706.3        548.1      1,129.8
                                                        --------------------------------------------------------------

FIXED CHARGES:

INTEREST EXPENSE ON LONG AND SHORT-TERM DEBT              1,558.4      2,275.9      2,905.7      3,092.0      4,235.4

INTEREST FACTOR IN RENTAL EXPENSE                            54.9         52.8         55.7         61.8         63.3
                                                        --------------------------------------------------------------

TOTAL FIXED CHARGES                                       1,613.3      2,328.7      2,961.4      3,153.8      4,298.7
                                                        --------------------------------------------------------------

TOTAL EARNINGS AND FIXED CHARGES                          2,076.8      3,013.4      3,667.7      3,701.9      5,428.5
                                                        ==============================================================

RATIO OF EARNINGS TO FIXED CHARGES                          1.287        1.294        1.239        1.174        1.263
                                                        ==============================================================

TOTAL OF FIXED CHARGES                                    1,613.3      2,328.7      2,961.4      3,153.8      4,298.7

PREFERRED DIVIDEND REQUIREMENTS                             100.6        123.2         41.1         41.1         24.0
                                                        --------------------------------------------------------------

TOTAL COMBINED FIXED CHARGES AND PREFERRED
 DIVIDENDS                                                1,713.9      2,451.9      3,002.5      3,194.9      4,322.7
                                                        --------------------------------------------------------------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
 AND PREFERRED DIVIDENDS                                    1.212        1.229        1.222        1.159        1.256
                                                        ==============================================================